Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

SOS Limited:

We consent to the use in this Registration Statement on Form F-3 of our report dated June 15, 2020 relating to the consolidated financial statements of SOS Limited (formerly known as China Rapid Finance Limited) and its subsidiaries included in its Annual Reports on Form 20-F for the fiscal years ended December 31, 2019 and 2018, respectively, filed with the Securities and Exchange Commission, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Shandong Haoxin Certified Public Accountants Co., Ltd.

Shandong Haoxin Certified Public Accountants Co., Ltd.

Weifang, the People’s Republic of China

February 18, 2021